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                                                                    EXHIBIT 14.1















                             Charter Communications
                                 Code of Conduct


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                  OUR COMMITMENT TO ETHICAL BUSINESS PRACTICES




The Charter Communications Code of Conduct (hereinafter referred to as this "Code") is a guide for applying legal and ethical practices to your jobs. This Code describes not only the areas of the law that are likely to affect Charter Communications and its affiliated entities (collectively, "Charter" or the "Company"), but also references Charter's Employee Handbook. We must each strive for, and accept nothing less than, fair, honest and ethical conduct in our daily business activities.

         Every Charter employee must accept personal responsibility for complying with this Code and reporting any observed or suspected violations. We need everyone's wholehearted and uncompromised commitment to the highest ethical standards and compliance with the law to ensure the Company's success. Thank you for your support.

Carl Vogel
President and Chief Executive Officer


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I.       PURPOSE, IMPORTANCE AND APPLICATION OF CODE

         This Code provides guidance to all Charter employees given today's complex legal and regulatory environment. The policies contained in this Code will enable you to understand your legal and ethical obligations, the Company's commitment to these principles, and our expectations of each Charter employee.(1)

         This Code provides basic guidelines for employee conduct. Although it covers a wide range of business practices, and identifies a number of corporate policies, no code of conduct can cover every issue that may arise. Charter employees are expected to use common sense, adhere to common standards of ethical behavior and avoid even the appearance of improper conduct.

         This Code addresses topics similar to certain policies set forth in the Charter Communications Employee Handbook. This Code does not replace the Handbook, but rather supplements it and should be adhered to in conjunction with the Handbook. The Handbook will be updated from time to time to supplement existing policies, and to incorporate new policies, as appropriate.

         Eric Freesmeier, Senior Vice President of Administration, will serve as Charter's Corporate Compliance Officer to administer and oversee enforcement of this Code. He will work with Curt Shaw, Senior Vice President, General Counsel and Secretary, Rebecca Walsh who will serve as Compliance Counsel, the Divisional Human Resources heads, who will be the Deputy Compliance Officers and the members of the Compliance Committee, who will provide advice and assist in its administration. Mr. Freesmeier will chair the Compliance Committee, which will in turn report to the Company's Board of Directors.

II.      REPORTING AND ENFORCEMENT

         A.       REPORTING SUSPECTED NON-COMPLIANCE

         It is only with your help that we can ensure compliance with this Code. Therefore, you are required to report violations of any of the policies in this Code, or other behavior which you believe to be illegal or unethical. Any employee who knows of such behavior and fails to promptly report it will be subject to corrective action, up to and including termination of employment.

         In order to make reporting violations as simple and accessible as possible, the Company has established a website and toll-free number for employees to

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(1)   The policies, rules and provisions of this document are not automatically applicable to employees represented by a designated collective bargaining representative. Such employees' terms and conditions of employment are subject to good faith collective bargaining and/or any agreement negotiated as a result thereof.


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report instances of observed or suspected violations of this Code. Charter has contracted with Ethicspoint, an outside company, to handle such reports. Reports using either the website or toll free number may be made on an anonymous basis; however, the process of obtaining follow-up and clarifying information will be made much more effective if you identify yourself. The toll-free number is 1-866-ETHICSP (1-866-384-5277), and the website is www.chartercompliance.com. Both are available 24 hours per day, 7 days per week. Reports can also be made directly to Deputy Compliance Officers (the Divisional Human Resources heads), serving in each of the Company's operating divisions. In addition, a supervisor, manager, member of the Human Resources Department, or other individual who receives a report of improper conduct, should pass this information along immediately via the toll-free number or website.

         B.       ENFORCEMENT

         Charter will promptly investigate all reported Code violations. Proven violations of this Code will be treated seriously, and will result in immediate corrective action, up to and including termination of employment. In addition, the Company may take other appropriate legal action for violations of this Code, including reporting illegal behavior to the proper law enforcement or other government authorities or pursuing a civil lawsuit.

         Charter will also periodically monitor compliance with this Code. All employees must cooperate fully with any such audits, and provide truthful, complete and accurate information to the auditors.

         C.       COOPERATION WITH INVESTIGATIONS/NON-RETALIATION

         Charter will not retaliate, either directly or indirectly, against any employee or other individual who in good faith reports a violation of this Code. Anyone who engages in retaliation in violation of this policy will be subject to corrective action, up to and including termination of employment. Anyone who believes that retaliation has occurred should promptly inform the Corporate Compliance Officer, or make a report on the toll-free number or the website.

         Charter will fully cooperate in connection with any investigation by a government body or agency. Employees are expected to follow any instructions given by management to assist in cooperating in connection with such an investigation. Retaliation against any employee for cooperating in an investigation or providing information in good faith to a government or law enforcement entity or a Company investigator is prohibited. In addition, any request for inspection, documents or other information from a government entity should be referred immediately to the head of the facility from which the information is sought and to the General Counsel.


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         Any employee contacted by a government entity should promptly inform his or her supervisor and the General Counsel.

III.     POLICIES

A.       GENERAL BUSINESS CONDUCT GUIDELINES

         Charter strives to be a good corporate citizen and to achieve our business objectives in a manner which is ethical and consistent with applicable laws. In keeping with these principles, proper conduct includes, but is not limited to:

      - Complying with all obligations to completely and accurately report business and financial information (including, for example, subscriber counts, revenues, categories of service subscribers, expenses and capitalization) within the Company, to the public and to the investment community;

      - Acting in good faith with respect to contractual and business obligations to third parties (including, for example, programmers, software licensors, equipment vendors, contractors and franchising authorities);

      - Entering into contracts and business relationships with third parties on behalf of the Company only where there is a legitimate business purpose and only where all terms of the contract or relationship are reasonably believed to be in the best interest of the Company;

      - Recording the financial results of contracts and business relationships on Charter's books and records, and in reports to the public and the investment community, accurately and completely, and in accordance with proper accounting standards;

      - Ensuring that proper compensation is received for all Company services, facilities and property and that courtesy or discounted services are provided only in compliance with policy and with proper approval;

      - Ensuring proper handling of deposits, cash, receipts, inventory, payments, customer contracts and records;

      - Placing the interests of the Company, and the public's right to have accurate information about the Company, first, and always above your personal interests, or the interests of third parties; and

      - Otherwise complying with all of the laws applicable to Charter, with this Code and with the Employee Handbook.


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         B.       PROPER DOCUMENTATION AND CONTROLS

         All Charter employees are responsible for following any operational, administrative, documentation and accounting controls applicable to their areas of responsibility. Internal controls provide assurance that the Company's interests and assets are protected and properly used, that Company reports are truthful, accurate and complete, that procedures are appropriate to achieve Company business objectives, and that administrative and accounting policies and procedures are complied with throughout the organization.

In carrying out your responsibilities in this area, you must assure that:

      - Charter accounting and documentation policies and procedures are followed;

      - All funds, assets and transactions are fully and accurately recorded and entered in the Company's books and records in accordance with the Company's written procedures and with applicable accounting standards, so that accounting records accurately and fairly reflect all business transactions;

      -     No records are falsified in any manner;

      - There are no unrecorded or "off the books" funds, assets or transactions;(2)

      - Each entry for expenditure is coded into the account that accurately and fairly reflects the true nature of the transaction;

      - Reasonable steps are taken to protect Company data from errors, disasters, misuse, unauthorized access and fraud, including data which is transmitted and/or stored electronically;

      - Full access to the Company's books and records is given to the Company's independent public accountants; and

         Any deviation or deficiency in internal accounting, documentation or administrative control must be promptly reported to the Company's Chief Financial Officer and/or the Corporate Compliance Officer, and if not remedied, to the Audit Committee of the Board of Directors. In addition, as with all other Code policies, a violation may be reported using the toll-free number or the website. See also the Accurate Records and Expense Reports policy in the Employee Handbook.


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(2)   Certain limited exceptions, such as research and development partnerships, may exist from time to time. In all instances, these exceptions must be pre-cleared with the Legal Department.


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         C.       CONTRACTS AND BUSINESS RELATIONSHIPS

         Contracts and business relationships should only be entered into where there is a legitimate business purpose. All terms of the transaction should be disclosed and included in the legal documentation supporting the transactions. Transaction documents should only be signed by duly authorized officers, and documents for significant transactions should first be reviewed and approved by the Legal Department.

         The terms of Charter's contracts must be complied with. Contracts must be negotiated in good faith. It is the responsibility of officers and employees administering these contracts to assure Charter's good faith compliance. Any reports of business information provided by Charter to third parties must be accurate and complete, and in accordance with contract requirements. All questions of contract interpretation should be referred to the Legal Department.

         D.       CONFLICTS OF INTEREST

         Employees have a fiduciary duty to Charter at all times. A conflict of interest occurs when an individual's private interest interferes in any way - or even appears to interfere - with the interests of the Company as a whole. No one should utilize his or her position with Charter for personal advantage or gain outside of the compensation or benefits received in the normal course of employment. A more detailed description of the Company's Conflict of Interest policy is contained in the Employee Handbook and the Appendix to this Code.

          E. PROTECTION OF COMPANY INFORMATION AND PRIVILEGED INFORMATION AND INTELLECTUAL PROPERTY

         All Charter employees must ensure that all business information which is meant to be kept confidential is properly protected. Provided below is an overview of the Company's guidelines on protection of such information. A more detailed description of the Company's policies on these topics is contained in Company policies on: (i) Protection of Proprietary, Confidential and Privileged Information and Intellectual Property, (ii) Company Computers, Electronic Media, Vehicles and Other Company Property, and (iii) Inventions and Intellectual Property, all of which are contained in the Employee Handbook and in the Appendix to this Code.

                  1.       Proprietary and Confidential Information

         Proprietary information developed or acquired by Charter and not freely available to others is a valuable asset that must be protected against theft, loss or inadvertent public disclosure. Proprietary information includes, for example, marketing plans, prices, sensitive or restricted information about Charter


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customers, suppliers, contractors, vendors or joint venture partners should be protected. Therefore, disclosure of such information should be limited to those within the Company who have a need to know and should not be disclosed outside the Company without authorization from the Legal Department. Because these limitations on disclosure apply even after employment with Charter ends, upon separation from employment for any reason, employees must return any material containing restricted information and must refrain from disclosing any such protected information.

                  2.       Privileged Information

         The law recognizes an attorney-client privilege which shields certain confidential communications between the Company's employees and its attorneys from disclosure. To protect this privilege, communications to and from the Company's attorneys, work done under the direction of an attorney, and any information designated as privileged, must not be disclosed to others unless authorized by the Legal Department.

                  3.       Trademarks, Copyrights and Other Intellectual
                           Property

         The Company's corporate identity, logo, trademarks and service marks are valuable business assets that represent the Company's good will and reputation. The Company's rights may be destroyed or diluted by improper use. Similarly, many materials, including articles, software, photographs, books, magazines and other items used in the course of employment, are protected by copyright laws. Reproducing, distributing or altering copyrighted materials without permission of the copyright owner is illegal and may result in violations subject to civil penalties.

         F.       GOVERNMENT RELATIONS, CAMPAIGN FINANCE AND FRANCHISE
                  COMPLIANCE

         Charter engages in various activities to foster positive relationships with government entities and to express its views and the views of the industry within the political process. To that end, the members of the Government Relations Department, members of management, and all employees should strive to maintain good relations with our franchising communities, as well as complying with the terms of each franchise agreement.

         In addition, the Company has established a federal political action committee (PAC) to which employees may contribute voluntarily. The PAC is independent of any political party, organization or candidate, and contributions are made from this committee to federal candidates as permitted by applicable law. The Company also makes corporate campaign contributions to certain state or local political parties, political committees and candidates for elective public office as permitted by applicable law. As a corporate citizen, Charter may also


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express its views on public issues affecting the Company, its shareholders and employees or the geographic areas in which it operates. The Company may also contribute to organizations that represent the industry in the political process.

         A more detailed description of the Company's policies on these topics is contained in the Government Relations, Campaign Finance and Franchise Compliance policy in the Employee Handbook and in the Appendix to this Code.

         G.       EQUAL EMPLOYMENT

         Charter provides equal employment opportunities to all qualified persons, and expects all of its employees to adhere to laws, regulations and Company policies relating to equal opportunity and non-discrimination. A more detailed description of the Company's policies on equal opportunity is contained in the Equal Employment Opportunity, Prohibition Against Harassment, and Accommodation of Disabilities policies in the Employee Handbook.

         H.       ELECTRONIC COMMUNICATIONS AND USE OF THE INTERNET

         Everyone who works with the Company's computer resources is responsible to use these resources appropriately and only as authorized. A more detailed description of the Company's policies on this topic is contained in the Company Computers, Electronic Media, Vehicles and Other Company Property policy in the Employee Handbook.

         In addition, as an Internet Service Provider, Charter may protect itself from liability for copyright infringement, violation of child pornography laws and the transmission of other illegal materials over the internet by Charter customers. However, in order to preserve these protections, Charter must take certain steps to comply with applicable laws and legal reporting requirements. Therefore, all employees who become aware of such content should promptly inform the Legal Department or the Internet Security Manager.

         I.       SAFETY AND THE ENVIRONMENT

         The Company is committed to providing a safe and healthy work environment. The Company will comply with all applicable occupational, safety, health, transportation and environmental laws and will conduct its business in such a way that minimizes the risk of injury and addresses environmental issues and concerns in a responsible manner. A more detailed description of the Company's policies on these topics is contained in the General Safety and Workers Compensation policies in the Employee Handbook.

         In addition to the Ethicspoint toll-free number and website, any questions as to safety, health or environmental concerns or reports of unsafe practices, may be directed to your supervisor, the local safety head, the Corporate Safety


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Department or the Corporate Risk Management Department. All governmental agency inspections (for example, Occupational Safety and Health Administration (OSHA), Environmental Protection Agency (EPA), Department of Transportation (DOT), Department of Labor (DOL)) should be immediately reported to the Legal Department, the Corporate Safety Department, the Corporate Risk Management Department or the Compliance Officer.

         J.       DOCUMENT RETENTION

         To safeguard Company records, employees must always retain records relating to the Company's business according to record management policies within a particular department or area, as well as any applicable legal requirements. All employees should periodically review hard copy, computer, e-mail and other files and discard obsolete or outdated documents and records in compliance with records retention guidelines. However, Charter may at times be a party to litigation or subject to investigations that would require that the Company suspend, or otherwise modify, the usual record retention policies or practices. If there is a lawsuit, government investigation or audit, any ordinary disposal or alteration of documents relating to such matters must be immediately suspended. Any questions about retention of records that may be related to litigation or government inquiry should be directed to the General Counsel.

         K.       COMPLIANCE WITH FAIR COMPETITION LAWS

         Fair competition laws (such as anti-trust laws) were enacted to preserve competition. As a general rule, these laws prohibit conduct that unlawfully restrains trade or seeks to maintain a monopoly in any market, and no employee should engage in behavior which violates fair trade laws. Examples of prohibited conduct include agreements among buyers of a product or service to establish a common price, or pricing a product or service at a level below its cost for the purpose of driving out competition and, thereafter, re-raising the price.

         Any question regarding whether a specific practice constitutes unfair competition, or otherwise violates anti-trust laws, should be directed to the Legal Department.

         L.       PROHIBITION ON INSIDER TRADING AND DISCLOSURE OF INSIDE
                  INFORMATION

         Trading in Charter's securities when in possession of inside information, or unauthorized disclosure to others of such information, is illegal and strictly prohibited. Inside information includes information, either positive or negative, about a company's business, operations, assets or ownership, that has not been publicly disclosed and that would reasonably be expected to result in a change in the market price or value of a company's securities. Examples of inside information include financial information or projections; news of a pending or


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proposed merger or acquisition or sale of cable systems; alliances or strategic partnerships; gain or loss of a substantial supplier or contract; significant new product announcements or technological developments; significant pricing changes; financial liquidity problems; significant actions by regulatory bodies; major changes in senior management; or major disputes with material contractors or suppliers. Employees are prohibited from trading based on, or disclosing (even inadvertently), inside information about Charter or about other companies.

         The rules on inside trading do not prohibit the exercise of stock options or purchase of shares pursuant to any employee stock plan that may be adopted. However, sale of shares acquired pursuant to exercise of stock options or employee stock plan are restricted by these rules. Officers, Board members and other specified individuals may be subject to additional limitations with regard to trading Charter securities.


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                          EMPLOYEE ACKNOWLEDGMENT FORM

         I have reviewed the Charter Communications Code of Conduct (the Code) and am familiar with its contents. I understand that the Code contains important information and that it is my responsibility to read and comply with the policies contained in the Code. I also understand that the policies in the Code may be subject to change from time to time.

         I further understand that I am to report violations of the Code on the toll-free phone number at 1-866-ETHICSP (1-866-384-5277) or the secure website at www.chartercompliance.com. It is my responsibility to report any observed or suspected violation of the Code and failure to do so may result in corrective action, up to and including termination of employment. I understand that I will not be subject to retaliation for reporting any violation in good faith.

EMPLOYEE'S FULL NAME (printed): _________________    SSN: ___________


EMPLOYEE'S SIGNATURE: ___________________________    DATE: __________


DEPARTMENT: _____________________________ CITY/STATE: _______________



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                                    APPENDIX

CONFLICTS OF INTEREST

         Business transactions engaged in on behalf of Charter should be conducted in a manner and under conditions that are in the best interest of the Company. Accordingly, no employee should engage in any behavior which creates or gives the appearance of a conflict of interest between personal interests and the Company's interests.

                  1.       Acceptance of Gifts and Entertainment

         A conflict of interest may exist where an employee accepts any gift, service or other personal benefit of more than nominal value or entertainment that is more than a routine social amenity from a vendor or prospective vendor, except as specifically approved by the Compliance Officer. These situations arise most frequently in connection with gifts from programmers, suppliers, consultants, equipment vendors, financing sources and other advisors. Gifts should never be solicited, and gifts of cash or securities should never be accepted. Normal business entertainment, such as lunch, dinner, theater, a sporting event and the like is usually appropriate if of a reasonable nature and in the course of a meeting or another occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations.

                  2.       Business Transactions

         Purchases and other business transactions on behalf of Charter should be based on sound business considerations, and not personal relationships or personal financial gain. It is the Company's practice to make purchases based solely upon quality, service and price.

         A conflict of interest may exist where there is a business transaction between Charter and a Charter employee, an employee's family member (spouse, parent, sibling, children, in-laws), anyone living in the employee's home, anyone having a close personal relationship with the employee, or anyone who is a business associate of an employee. In addition, a conflict may exist where an employee has a direct or indirect financial interest in a company that does business with or is a competitor of Charter or if an employee buys, sells or leases property or services from or to any supplier or potential supplier, other than at standard rates and under standard terms. Employees are also prohibited from accepting finders or agent fees from any existing or potential vendor or purchaser. Under no circumstance, should employees give or receive payments that are in the nature of bribes, kickbacks, payoffs or the like.
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                  3.       Outside Offices and Directorships

         Employees may not serve as officers or directors of other commercial enterprises without approval in writing from the Corporate Compliance Officer or the Chief Executive Officer. However, this policy does not apply to political, civic, union or charitable activities; professional organizations; or service, at the Company's request, as director or officer of companies in which Charter has an ownership interest or business arrangement. In selecting community activities, employees should ensure that participation does not conflict with responsibilities to the Company or its business interests.

                  4.       Corporate Opportunity

         It is a violation of the duty of loyalty to Charter for an employee to personally profit from a business opportunity that rightfully belongs to the Company. Therefore, employees are prohibited from taking opportunities discovered through the use of Company property, information or position without the prior written consent.

                  5.       Special Requirements for Certain Management Level
                           Employees

         Employees at the level of Manager and above are subject to additional policies and an annual reporting requirements contained in a separate document and distributed to all affected employees.
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PROTECTION OF PROPRIETARY, CONFIDENTIAL AND PRIVILEGED INFORMATION AND
INTELLECTUAL PROPERTY

                  1. Protection of Charter Business, Customer, and Employee Information

         Proprietary information developed or acquired by Charter and not freely available to others is a valuable asset that must be protected against theft, loss or inadvertent public disclosure. Proprietary information includes information that Charter has expended considerable effort or expense to develop, which it makes an effort to protect, and which may be of substantial value to its competitors. Examples of proprietary information include customer or customer prospect information, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, programming operations, equipment costs, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, results of internal analyses, and trade secrets.

         In addition, sensitive or restricted information about Charter customers and employees should be protected to merit their continued confidence and to ensure compliance with various laws. No employee should disclose customer name, address, telephone number, e-mail address, credit card numbers, financial information, social security information, television viewing or internet use habits, billing and credit information, and other financial information. Records of calls, personally identifiable customer information, data transmissions, and negotiations between the Company and customers are all to be kept strictly confidential. Similarly, if you gain access to personal employee information, such as employee compensation, benefits, leave of absence, performance or disciplinary information, in the course of performing your duties, you must be careful not to disclose that information to anyone who does not have a need to know.

         Disclosure of all of the above information should be limited to those within the Company who have a need to know and should not be disclosed outside the Company without authorization from the Legal Department. Because these limitations on disclosure apply even after employment with Charter ends, upon separation from employment for any reason, employees must return any material containing restricted information and must refrain from disclosing any such protected information.

         All requests for information through legal channels (for instance subpoenas or requests from law enforcement agencies or government agencies)
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or requests for assistance with communications interception of telecommunications services by law enforcement must be referred immediately to the Legal Department. Legal Department approval is also required before providing Company work space, vehicles, equipment or personnel to any law enforcement representatives or allowing law enforcement surveillance.

                  2.       Respecting Proprietary Information of Other Companies

         It is Charter's policy to use only ethical and legal means to gather competitive information. To effectively serve our customers, general business information about our industry is important to our business, and we may utilize competitive information made available publicly, such as in publications, internet sources, presentations, public meetings, as well as information obtainable by analysis of a competitor's product or service where it is available in the open market. However, Charter employees should not induce others to disclose proprietary information of competitors, vendors, contractors or other business entities. Similarly, information provided to Charter by other companies, such as suppliers, contractors, vendors or joint venture partners on a confidential basis should be protected. In addition, employees and prospective employees must disclose to Charter at the time of hire any non-competition, non-solicitation, non-disclosure agreement or other restrictive covenants they have with former employers and must verify that there is no such restrictive covenant that would limit employment or the ability to perform their job.

                  3.       Unsolicited Ideas of Others

         From time to time, individuals not employed by Charter may provide suggestions or ideas on topics such as new products, new technology, slogans, advertising themes, and the like. Although Charter may decide to use the ideas of others under appropriate circumstances, there is always potential danger in accepting or discussing unsolicited suggestions made by outsiders. Specifically, the same or a similar idea may already be under development within the Company and upon completing development of our own idea, the outsider may feel that our new activity is based on the unsolicited suggestion. Therefore, all suggestions or unsolicited proposals received from outsiders should be immediately referred to the Legal Department. Ideas submitted or developed by Charter employees are deemed to be owned by Charter and are covered under the Inventions and Intellectual Property provision of the Employee Handbook.

                  4.       Communications With Attorneys

         To encourage candor and openness in seeking and providing legal advice, the law recognizes an attorney-client privilege, which shields certain confidential communications between the Company's employees and its attorneys from disclosure. To protect this privilege, communications to and from the Company's attorneys must not be disclosed to others unless authorized by the General Counsel.

                  5.       Trademarks and Service Marks

         The Company's corporate identity, logo, trademarks and service marks are valuable business assets that represent the Company's good will and reputation. The Company's rights may be destroyed or diluted by improper use of the trademarks and service marks. Similarly no employee should engage in the unauthorized use of trademarks of other companies with whom we do business, such as vendors or programmers. Any questions concerning use of trademarks and service marks should be directed to the Marketing Department or the Legal Department.

                  6.       Copyrights

         Many materials, including articles, software, photographs, books, magazines and other items used in the course of employment, are protected by copyright laws. Reproducing, distributing or altering copyrighted materials without permission of the copyright owner is against the law. Creating unauthorized copies of copyrighted material may result in violations subject to civil penalties.

GOVERNMENT RELATIONS, CAMPAIGN FINANCE AND FRANCHISE COMPLIANCE

                  1.       Participation in Political Activities or Public
                           Service

         The Company recognizes that participation by citizens in civic and political affairs is a necessary and desirable undertaking. The Company encourages employees to participate in the political process, to be informed on public issues and on the positions and qualifications of public officials and candidates for public office, and to support candidates and parties of your choice. The Company will not reimburse employees for financial contributions the employee personally makes to support candidates or parties.

                  2.       Political Action Committee

         The Company, in accordance with applicable law, has established a voluntary federal political action committee (PAC) to which employees may contribute. The PAC is independent of any political party, organization or candidate. Contributions will be made from this committee to federal candidates as permitted by applicable law.

         Employee contributions to this committee are completely voluntary. Participation or nonparticipation will have no effect on the employment, promotion or compensation of any employee. Any employee who feels he or she has been pressured by the Company to make a contribution either to the Political Action Committee or to a candidate or party or who knows of a situation in which the Company has offered or given reimbursement for a contribution should report this behavior to Human Resources or on the Ethicspoint toll free number or website.

                  3.       Corporate Contributions

         The Company makes corporate campaign contributions to state or local political parties, political committees or candidate for elective public office as permitted by applicable law. As a corporate citizen, Charter will also express its views on public issues affecting the Company, its shareholders and employees or the geographic areas in which it operates. The Company will also contribute to organizations that represent the industry in the political process. The Company will, in accordance with applicable law, express its views on, and provide financial assistance in support of or in opposition to, public issues and proposed legislation. Financial or other assistance will only be provided if approved by authorized Company individuals.

         The Government Relations Department will issue guidelines for employees who interact with government officials in the course of their duties.

Questions about this policy or recommendations for corporate contributions should be directed to the Government Relations Department.